FARO Appoints Rajani Ramanathan to its Board of Directors

LAKE MARY, FL, July 29, 2022 - FARO® (Nasdaq: FARO), a global leader in 4D digital reality, today announced the expansion of its Board of Directors to nine members and the appointment of Rajani Ramanathan to its Board of Directors.

Ms. Ramanathan has held numerous senior executive leadership positions at Salesforce.com, concluding her nearly 14-year tenure as Salesforce’s Executive Vice President and Chief Operating Officer of Technology & Products.

“Rajani’s experience in building one of the pioneers of the SaaS industry at Salesforce.com, will be invaluable as FARO seeks to capitalize on the digitalization of the physical world. Our recent FARO Sphere launch has laid the foundation for accelerated SaaS growth, and we’re pleased to have Rajani join us as we continue the transformation of FARO,” commented Yuval Wasserman, Chairman of FARO’s Board of Directors.

“Innovation for sustainable smart city development and solving urban challenges is an area of focus for me. I am excited to join FARO’s Board and have the opportunity to work with the management team as the company increases its focus on SaaS offerings that target eliminating waste and improving process efficiencies for builders, owners and operators of the world’s buildings," said Ms. Ramanathan.

Ms. Ramanathan’s appointment became effective on July 25, 2022. She will be included in the slate of nominees for election to the Board of Directors at FARO’s 2023 annual shareholders meeting.

About FARO
FARO serves the 3D Metrology, AEC (Architecture, Engineering & Construction), O&M (Facilities Operations & Maintenance), and Public Safety Analytics markets. For over 40 years, FARO has provided industry-leading technology solutions that enable customers to digitize their world, and then use that data to make smarter decisions faster. FARO continues to be a pioneer in bridging the digital and physical worlds through data-driven accuracy, precision, and immediacy. For more information, visit http://www.faro.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about FARO’s investments in its cloud-based 3D software platform and transition to providing combined hardware-software solutions. Such forward-looking statements may be identified by the use of the following words (among others): "believes," "expects," "may," "will," "plan," "should" or "anticipates," or comparable words and their negatives. These forward-looking statements are not guarantees but are subject to risks and uncertainties that could cause actual results to differ materially from the expectations contained in these statements. For a discussion of such risks and uncertainties, please see Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 that was filed on February 16, 2022. FARO assumes no obligation to update any forward-looking statements contained in this press release in the event of changing circumstances or otherwise, and such statements are current only as of the date they are made.

Contacts

FARO Technologies, Inc.
Allen Muhich, Chief Financial Officer
+1 407-562-5005
IR@Faro.com

Sapphire Investor Relations, LLC
Michael Funari or Erica Mannion
+1 617-542-6180
IR@Faro.com